Exhibit 10.7

Fiscal Year 2006

Base Salaries and Target Annual Incentive Awards

for Sun Microsystems, Inc.’s

Named Executive Officers

On July 28, 2005, the Leadership Development and Compensation Committee of Sun Microsystems, Inc. (“Sun”) approved base salaries and target annual incentive awards for its named executive officers for fiscal 2006. Jonathan I. Schwartz will receive a base salary of $900,000 and his target annual incentive award will be 200% of his base salary; Scott G. McNealy’s base salary and target annual incentive award were not changed from those for fiscal 2005; Crawford W. Beveridge’s and Stephen T. McGowan’s base salaries were not changed from those for fiscal 2005, but each received a customary annual increase of his target annual incentive award; and Gregory M. Papadopoulos received customary annual increases in his base salary and target annual incentive award.